Scottish Re Group Limited to Acquire
                   Block of GE ERC Life Reinsurance Business


     HAMILTON, Bermuda - October 24, 2003 - Scottish Re Group Limited (NYSE:SCT) announced today that it has agreed to acquire 95 percent of the outstanding capital stock of ERC Life Reinsurance Corporation, a subsidiary of GE's Employers Reinsurance Corporation for $151 million in cash.

     ERC Life, a Missouri company, is one of the companies through which GE ERC has conducted its life reinsurance business in the United States. The business of ERC Life consists of a closed block of mostly traditional life reinsurance. ERC Life has approximately $800 million in total assets and approximately $100 million of statutory capital and surplus. The gross face amount of the in force business, approximately $170 billion, represents about five percent of GE ERC's life and health reinsurance business.

     "This transaction adds substantially to our portfolio of traditional life reinsurance," said Michael C. French, Chairman and Chief Executive Officer of Scottish Re. "When combined with our $105 billion of in-force mortality business, this block of pre-XXX business significantly improves our spread of risk in a capital efficient fashion."

     GE ERC has agreed to administer the business for up to nine months from the date of acquisition and to assist with the transition of the business to Scottish Re's systems. No GE ERC employees will transfer to Scottish Re. The transaction, which is expected to close later this year, is subject to regulatory approvals.


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     Scottish Re Group Limited is a global life reinsurance specialist and issuer of customized life insurance based wealth management products for high net worth individuals and families. Scottish Re has operating companies in Bermuda, Charlotte, North Carolina, Dublin, Ireland, Grand Cayman, and Windsor, England. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd. and Scottish Re (U.S.), Inc., which are rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings, A3 (good) by Moody's and A- (strong) by Standard & Poor's and Scottish Re Limited, which is rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings and A- (strong) by Standard & Poor's.

     Certain statements included herein are "forward-looking statements" within the meaning of the federal securities laws. The management of Scottish Re Group Limited cautions that forward-looking statements are not guarantees, and that actual results could differ materially from those expressed or implied in the forward-looking statements. Important events that could cause the actual results of operations or financial condition of the Company to differ include, but are not necessarily limited to, the Company's ability to attract clients and generate business; the competitive environment; the Company's ability to underwrite business; performance of outside service providers; mortality risk; surrender risk; investment risk (including asset value risk, reinvestment risk and disintermediation risk); the impact of unforeseen economic changes (such as changes in interest rates, currency exchange rate, inflation rates, recession and other external economic factors); the impact of terrorist activities on the economy, the insurance and related industries in general and the Company in particular; regulatory changes (such as changes in U.S. tax law and insurance regulation which directly affect the competitive environment for the company's products); rating agency policies and practices; and loss of key executives. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

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